Exhibit 99.1

Contacts:

Timothy Creech

Vice President of Finance

Trimeris, Inc.

(919) 419-6050

TRIMERIS ANNOUNCES APPOINTMENT OF STEVEN D. SKOLSKY AS CHIEF EXECUTIVE OFFICER

DURHAM, N.C., September 9, 2004 – Trimeris, Inc. (Nasdaq: TRMS), a global leader in novel HIV therapeutics, announced today the appointment of Steven D. Skolsky as its Chief Executive Officer and a member of the Board of Directors. Mr. Skolsky succeeds company founder Dr. Dani Bolognesi, who will continue to be Chief Scientific Officer of the corporation and who has been named Vice Chairman of the Board of Directors.

“Trimeris is fortunate to have recruited an executive with the outstanding experience and talent of Steven Skolsky,” said Jeffrey Lipton, Chairman of the Board of Trimeris. “Steve has a distinguished record of success within the pharmaceutical industry. The combination of his broad general management experience and his extensive knowledge of HIV therapeutics makes Steve uniquely qualified to work with Roche to maximize the market penetration of FUZEON®, and build upon the significant product development accomplishments of Dr. Bolognesi’s team.”

Mr. Skolsky brings almost twenty-five years of U.S. and international commercial and clinical development experience to his new role as Chief Executive Officer. Mr. Skolsky joins Trimeris from GlaxoSmithKline, where he most recently managed product strategy and world wide clinical development for the GSK portfolio as Senior Vice President, Global Commercial Strategy. Mr. Skolsky previously served as Managing Director of GlaxoSmithKline’s operations in New Zealand and Australia, successively. Mr. Skolsky’s HIV expertise stems from his leadership of the HIV/Oncology division at Glaxo Wellcome, where he served as Vice President of Sales and Marketing. Mr. Skolsky is a graduate of the University of North Carolina at Chapel Hill.

“Steve is the type of leader and skilled commercial veteran that I have wanted for our next CEO,” said Dr. Bolognesi. “The strength of Steve’s qualifications to lead our company has exceeded my expectations, and I look ahead to a close working relationship with him that will help ensure the achievement of our full potential as a corporation.”

“I am very excited to join Trimeris at this important time in the organization’s history, and I look forward to working closely with our collaborators at Roche to expand Fuzeon’s presence in the market as rapidly as possible. I also look forward to joining the strong management team that Dani has established here,” said Mr. Skolsky.

“We have a strong foundation, including an unparalleled understanding of viral entry inhibition, that will enable us to grow this company. It will be especially exciting to work with Dani, who will continue to drive the science necessary to make Trimeris, Fuzeon and our pipeline products prosper in the years to come,” said Mr. Skolsky. “Collectively as an organization, we will bring novel medicines to the people who need them and seek to create value for our shareholders.”

“I am very pleased to learn of the appointment of Steve Skolsky as CEO of Trimeris,” said George Abercrombie, President and Chief Executive Officer of Hoffmann-La Roche, Inc. “I have known Steve for many years and have much respect for his in-depth knowledge and experience in the HIV arena. His leadership will be a great addition to the Trimeris and Roche collaboration.”

About Trimeris, Inc.

Trimeris, Inc. (Nasdaq: TRMS) is a biopharmaceutical company engaged in the discovery, development and commercialization of novel therapeutic agents for the treatment of viral disease. The core technology platform of fusion inhibition is based on blocking viral entry into host cells. FUZEON®, approved in the U.S., Canada and European Union, is the first in a new class of anti-HIV drugs called fusion inhibitors. Trimeris is developing FUZEON and future generations of peptide fusion inhibitors in collaboration with F. Hoffmann-La Roche Ltd. For more information about Trimeris, please visit the Company’s website at www.trimeris.com.

Trimeris Safe Harbor Statement

This document and any attachments may contain forward-looking information about the Company’s financial results and business prospects that involve substantial risks and uncertainties. These statements can be identified by the fact that they use words such as “expect,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning. Among the factors that could cause actual results to differ materially are the following: there is uncertainty regarding the success of research and development activities, regulatory authorizations and product commercializations; the results of our previous clinical trials are not necessarily indicative of future clinical trials; and our drug candidates are based upon novel technology, are difficult and expensive to manufacture and may cause unexpected side effects. For a detailed description of these factors, see Trimeris’ Form 10-K filed with the Securities and Exchange Commission on March 12, 2004 and its periodic reports filed with the SEC.